Exhibit 10.4

RESTRICTED STOCK AWARD AGREEMENT
SHORE BANCSHARES, INC.
2025 EQUITY INCENTIVE PLAN

This Restricted Stock award agreement (“Restricted Stock Award” or Agreement”) is and will be subject in every respect to the provisions of the Shore Bancshares, Inc. 2025 Equity Incentive Plan (the “Plan”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. The holder of this Restricted Stock Award (the “Participant”) hereby accepts this Restricted Stock Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Compensation Committee of the Board of Directors of Shore Bancshares, Inc. (the “Committee”) or the Board of Directors of Shore Bancshares, Inc. (the “Company”) will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. Capitalized terms used herein but not defined will have the same meaning as in the Plan.

1.	Name of Participant:

2.	Date of Grant: __________________________, 20____

3.	Number of shares of Common Stock subject to this Restricted Stock Award:

4.	Vesting Schedule. Except as otherwise provided in this Agreement or the Plan, this Restricted Stock Award shall vest in accordance with the following schedule:

Vesting Date (1)(2)	Number of Shares of Common Stock Vesting

(1)	If a Vesting Date falls on a non-business day, the Restricted Stock Award will vest on the next business day.

(2)	The Participant must be in Service with the Company or the Bank on each applicable Vesting Date, unless otherwise provided in this Agreement or the Plan.

For a participant who is both an Employee and a Director, termination of employment will not constitute a Termination of Service for purposes of the Plan so long as the Participant continues to provide Service as a Director.

5.	Terms and Conditions.

(a)	Voting. The Participant will have the right to vote the unvested shares of Restricted Stock awarded hereunder on matters which require a stockholder vote.

(b)	Dividends. Any dividends or distributions (cash or stock) declared with respect to shares of Common Stock subject to this Restricted Stock Award will be distributed subject to the same restrictions and the same vesting schedule as the underlying shares of Common Stock on which the dividend was declared. For the avoidance of doubt, in no event will dividends be paid to a Participant on any Restricted Stock Award prior to the date on which the Restricted Stock Award vests.

6.	Delivery of Shares of Common Stock. Delivery of shares of Common Stock under this Restricted Stock Award will comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

7.	Change in Control. In the event of the Participant’s Involuntary Termination following a Change in Control, all Restricted Stock Awards subject to this Agreement will become fully vested. A “Change in Control” will be deemed to have occurred as described in Section 9.3 of the Plan.

8.	Adjustment Provisions. This Restricted Stock Award, including the number of shares of Common Stock subject to this Restricted Stock Award, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 4.4 of the Plan.

9.	Effect of Termination of Service on Restricted Stock Award.

Notwithstanding Sections 4 and 7 above, the following special vesting conditions will apply if the Participant terminates Service with the Company or the Bank before this Restricted Stock Award fully vests:

(a)	Death. In the event of the Participant’s Termination of Service by reason of the Participant’s death, any unvested shares of Common Stock subject to this Agreement will vest.

(b)	Disability. In the event of the Participant’s Termination of Service by reason of the Participant’s Disability, any unvested shares of Common Stock subject to this Agreement will vest. A Participant’s Disabled status must become effective prior to the date of the Participant’s separation from service with the Company or the Bank in order to be recognized under this Agreement.

10.	Tax Matters; Section 83(b) Election.

(a)	Required Tax Obligations. Participants are required to pay all applicable mandatory federal, state, local or other taxes with respect to any distribution of Common Stock subject to a Restricted Stock Award (the “Required Tax Obligations”). Participants can satisfy their Required Tax Obligations with a check, through payroll deductions or through Share withholding. The Fair Market Value of the Company Stock on the applicable Vesting Date is used for purposes of determining how many Shares need to be withheld to satisfy the Required Tax Obligations. Only whole Shares may be withheld; therefore, Participants may be required to make a cash payment for a Required Tax Obligation amount that cannot be covered by a full share of Common Stock. Directors are self-employed and not subject to mandatory tax withholding.

(b)	Section 83(b) Election. Unless prohibited by the Committee, the Participant may make an election, within thirty (30) days of the Date of Grant, pursuant to Section 83(b) of the Code, to include in gross income for federal income tax purposes an amount equal to the Fair Market Value (as of the Date of Grant) of all or any portion of this Restricted Stock Award.

11.	Modification or Amendment. This Agreement may not be amended or otherwise modified, except as set forth herein, unless evidenced in writing and signed by the Company and the Participant. Notwithstanding the foregoing, the Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Participant, provided that no such amendment shall adversely affect in a material way the Participant’s rights hereunder without the Participant’s written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Common Stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Participant, the provisions of this Restricted Stock Award and this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Restricted Stock Award as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions.

12.	No Continuation of Service. Neither the Plan nor this Restricted Stock Award will confer upon the Participant any right to continue in Service with the Company or the Bank.

13.	Transferability. The Restricted Stock Awards may not be sold, pledged, assigned, or transferred in any manner; other than by will or the laws of descent. Any such purported sale, pledge, assignment, or transfer in violation of this Agreement shall be void and of no effect.

14.	Beneficiary. Each Participant may name a beneficiary or beneficiaries to whom any vested but unpaid portion of this Restricted Award is to be paid in case of the Participant’s death.

15.	Interpretation. The Participant accepts the Restricted Stock Award subject to all the terms and provisions and restrictions of this Agreement and the Plan. The undersigned Participant hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement or the Plan.

16.	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.	Entire Agreement. This Agreement (including Appendix A), together with the Plan, represents the entire agreement between the parties and supersedes any and all prior or contemporaneous discussions, understandings, or any agreements of any nature, written or otherwise, relating to the subject matter hereof.

18.	Governing Law. This Agreement will be construed in accordance with the laws of the State of Maryland without regard to the application of the principles of conflicts of laws. Notwithstanding anything to the contrary herein, the grant and vesting of Restricted Stock Awards hereunder are conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 18 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.

19.	Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

20.	Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to Committee at the Company headquarters. Any notice to be given under the terms of this Agreement to the Participant shall be addressed to the Participant at the address listed in the records of the Company or the Bank. By a notice given pursuant to this Section 20 either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

21.	Policies and Restrictions. Notwithstanding any other provision of this Agreement to the contrary, any share of Restricted Stock granted hereunder or any vested shares of Stock issued, and/or any amount received with respect to any sale of any vested Shares of Common Stock, as well as any cash or stock dividends received hereunder, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any recoupment/claw back policy maintained by the Company, any trading policy restrictions and/or any hedging/pledging policy restrictions (the “Policies”). In addition, the Participant agrees and consents to the Company’s application, implementation and enforcement of (a) the Policies and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policies, any similar policy (as applicable to the Participant) or any amendments that may be made from time to time in the future by the Company, in its discretion, without further consent or action being required by the Participant. To the extent that the terms of this Agreement and any of the Policies or any similar policy conflict, then the terms of such policy shall prevail.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf as of the Date of Grant of this Restricted Stock Award.

SHORE BANCSHARES, INC.

By:
Duly Authorized Representative of the Company

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Restricted Stock Award and agrees to the terms and conditions hereof, including the terms and provisions of the Plan.

PARTICIPANT

Date

5